                                                                   EXHIBIT 10.1A
                                                                   -------------



                               February 15, 1996


Harry M. Cornell, Jr.
1321 Northridge Terrace
Joplin, MO  64801

     Re:  Harry M. Cornell, Jr. Employment Agreement
          Our File No. 2-111-2

Dear Harry:

     Section 6.3 of your Employment Agreement dated May 9, 1979, as amended to date, is further amended by inserting a new Section 6.3 in lieu of the current
Section 6.3.  New Section 6.3 shall read as follows:

     6.3  Amount of Annual Pension Payments
          ---------------------------------

          The Executive's annual Pension Payments shall be the following percentage of the Executive's Five Year Average Compensation:

                      If Termination of
                         Employment
                      is after October 4      Percentage
                      ------------------      ----------
                             1995                 62
                             1996                 63
                             1997                 64
                             1998                 65

          "Five Year Average Compensation" as used in this Agreement shall be computed by dividing 5 into the highest amount of total compensation accrued by the Company with respect to the Executive for services rendered by the Executive in any period of five consecutive calendar years before 1999 (which may include the year of termination). Such compensation shall include salaries, bonuses and special awards unless provided otherwise below (whether in cash or in kind), but shall not include pensions, retirement allowances, severance pay, fees under consulting contracts, director's fees, distributions under Company benefit plans, the value of fringe benefits and the like. Additionally, in computing Five Year Average Compensation the following provisions shall apply:

     (a) all salaries, bonuses and special awards shall be deemed "accrued" with respect to a given year even though actually paid in a later year, provided the same stem from the Executive's performance of services during the given year (e.g., bonuses for the year 1995 paid in February 1996, or any salary or bonus which the Executive elects to defer until later years pursuant to the Company's Deferred Compensation Program);

     (b) if the Executive elects to receive stock options in lieu of salary or bonus under the Company's Deferred Compensation Program or any other plan the Company may hereafter adopt, the compensation "accrued" shall be the amount of salary or bonus foregone;

     (c) all stock and cash awards previously or hereafter issued to the Executive under the Company's' 1989 Flexible Stock Plan will be excluded;

     (d) all payments previously or hereafter made to the Executive to offset the effect of tax law limitations on the Executive's participation in the Leggett & Platt Retirement Plan will be excluded; and

     (e) all bonuses, awards and other payments made to the Executive (i) to reimburse Executive for, or provide the Executive with funds to pay, local, state and federal income taxes which become payable by the Executive as a result of exercise of non-qualified stock options or
          (ii) to induce the Executive to make, or to compensate Executive for making, disqualifying dispositions of Company stock acquired in the exercise of incentive stock options, will be excluded.

          The annual Pension Payments under this section shall be reduced by all amounts received by the Executive from primary Social Security, as well as amounts paid to Executive under any disability income insurance policies which are attributable to premiums paid by the Company (all such amounts being herein referred to as "Pension Reduction Amounts").

     Please acknowledge your agreement to this amendment by signing and returning to me the enclosed duplicate of this letter. Thank you.

                                       Very truly yours,

                                       LEGGETT & PLATT, INCORPORATED

                                       /s/ R.A. Jefferies, Jr.
                                       -------------------------------------
AGREED:                                Robert A. Jefferies, Jr.
                                       Senior Vice President, Mergers,
/s/ Harry M. Cornell, Jr.              Acquisitions and Strategic Planning
----------------------------------
Harry M. Cornell, Jr.

RAJj/lab